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                                                                     EXHIBIT 5.1


                            SCHNEIDER WEINBERGER LLP
                           2499 GLADES ROAD, SUITE 108
                            BOCA RATON, FLORIDA 33431



                                  May 29, 2003


Viragen, Inc.
865 S.W. 78th Avenue
Suite 100
Plantation, FL 33324

         RE:      REGISTRATION STATEMENT ON AMENDMENT NO. 1 TO FORM S-3
                  (THE "REGISTRATION STATEMENT"); VIRAGEN, INC. (THE "COMPANY")

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 50,242,508 shares (the "Registerable Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), consisting of 18,790,660 shares of common stock issuable upon conversion of convertible debentures (the "Debentures") and 31,451,848 shares of common stock issuable upon exercise of common stock purchase warrants (the "Warrants"), all as described in the Registration Statement.

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares subject to an increase in the number of shares the Company is authorized to issue, and related matters; (c) the Registration Statement and the exhibits thereto; (d) the Debentures and the Warrants, including the securities purchase agreement and related agreements pursuant to which the Registerable Shares are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon and subject to the foregoing, we are of the opinion that following an increase in the number of shares the Company is authorized to issue, the Registerable Shares, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                 Sincerely,

                                                 SCHNEIDER WEINBERGER LLP

                                                 /s/ Schneider Weinberger LLP